Editorial Contacts:
Duane Brozek
ViewSonic Corp.
(909) 444-8746
duane.brozek@viewsonic.com

VIEWSONIC REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

First Quarter 2007 Results

•	Net sales of $409.8 million, 25.4 percent increase over Q1 2006

•	Selling, general and administrative expenses decreased 1.1 percentage points from 8.2 percent of net sales in Q1 2006 to 7.1 percent of net sales in Q1 2007

•	Net income of $4.0 million, 11.0 percent increase over Q1 2006

WALNUT, Calif., May 2, 2007 - ViewSonic® Corp., a worldwide leader in display products, today announced its financial results for the quarter ended March 31, 2007.

Net sales were $409.8 million, an increase of 25.4 percent compared to $326.8 million in the first quarter of 2006. The increase in net sales was primarily driven by growth in unit shipments of LCD, LCD TV and projector products. Net income was $4.0 million in the first quarter of 2007, compared to $3.6 million in the first quarter of 2006. The increase in net income was primarily the result of the growth in net sales, and a reduction in selling, general and administrative expenses as a percent of revenue, which were 7.1 percent of net sales in the first quarter of 2007, compared to 8.2 percent of net sales in the first quarter of 2006.

“While the display industry as a whole experienced LCD panel oversupply, which caused average selling prices to decline, ViewSonic was able to offset these market dynamics through continued focus on streamlining our business processes and enhancing product selection across our display portfolio to bring customers more choices,” said James Chu, Chairman and CEO of ViewSonic Corporation. “Implementing these strategic actions resulted in a 25 percent increase in sales and a 30 percent increase in operating income versus the prior year."

About ViewSonic

ViewSonic® Corp., a worldwide leader in display products, allows users to See the Difference® by offering comprehensive display solutions for today’s business, education and consumer electronics markets. The company’s products have won more than 2,000 awards globally from independent publications and organizations.

ViewSonic Financial Results for Q1 2007 Ended March 31, 2007

Headquartered in Walnut, Calif., ViewSonic was founded in 1987 and files public reports under the Securities Exchange Act of 1934. For further information, please contact ViewSonic Corp. at 800.888.8583, 909.444.8888 or visit www.ViewSonic.com.

Forward-looking Statements

This press release contains forward-looking statements, including all statements relating to the expectations of ViewSonic products, business opportunities or financial performance. Undue reliance should not be placed on these forward-looking statements. ViewSonic undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof. Investors are advised to read ViewSonic’s Annual Report on Form 10-K and Quarterly reports on Form 10-Q filed with the SEC, particularly the section entitled “Risk Factors.”

Trademark footnote: All corporate names and trademarks are the property of their respective companies.

ViewSonic Financial Results for Q1 2007 Ended March 31, 2007

VIEWSONIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the three months
(unaudited)	ended March 31,
	2007	2006
Net sales	$409,838	$326,794
Cost of sales	376,490	296,578
Gross profit	33,348	30,216
Selling, general and administrative expenses	29,044	26,907
Income from operations	4,304	3,309
Other income (expense):
Interest income (expense), net	(164)	157
Other income (expense), net	174	1,336
Total other income (expense), net	10	1,493
Income from continuing operations before income taxes	4,314	4,802
Provision for income taxes	344	1,226
Net income	3,970	3,576
Preferred stock accretion	-	(48)
Net income available to common shareholders	$3,970	$3,528

Earnings per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Weighted averages shares used in per share calculations:
Basic	354,595	354,059
Diluted	360,993	360,764

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